Exhibit 99.1

	COMPANY	Timothy C. Delmore
May 15, 2003	CONTACT:	Chief Financial Officer
218/681-9868

	CONTACT:	Shawn Brumbaugh/
Tony Carideo
Padilla Speer Beardsley Inc.
612/455-1700

ARCTIC CAT REPORTS RECORD REVENUES FOR FISCAL 2003

•                  Diluted EPS up 21 percent to $1.45 in fiscal 2003

•                  Full-year net sales up 4 percent to $577.1 million

THIEF RIVER FALLS, Minn., May 15 – Arctic Cat Inc. (Nasdaq: ACAT) today reported record net sales of $577.1 million for the fiscal year ended March 31, 2003, versus $556.1 million last fiscal year. Net earnings grew 14 percent to $32.7 million, or $1.45 per diluted share, compared to net earnings of $28.6 million, or $1.20 per diluted share, for fiscal 2002.  Fiscal 2003 results included the third-quarter net reduction of restructuring accruals related to Arctic Cat’s exit from the personal watercraft (PWC) business in September 1999. Excluding non-recurring items, net sales in fiscal 2003 rose 3 percent to $573.1 million, net earnings increased 2 percent to $29.3 million, and diluted earnings per share grew 8 percent to $1.30.

In the 2003 fourth quarter, net sales increased 12 percent to $111.4 million versus $99.3 million in the same period last year. The company reported a net loss of $1.7 million, or 8 cents per diluted share, compared to a net loss of $1.8 million, or 8 cents per diluted share, in the prior-year fourth quarter.

“We are pleased to report another year of record sales and increased earnings, driven by growing sales of Arctic Cat ATVs,” said Christopher A. Twomey, president and chief executive officer. “In addition, sales of Arctic Cat snowmobiles fared better than the industry overall, as we gained market share during a difficult snowmobile season with poor snow in the Midwest.  In fact, our North American dealers ended the year with lower snowmobile inventory levels than last year despite the challenging snow conditions. Contributing to our success, Arctic Cat’s new Firecat snowmobile, which set new design and engineering standards, became the industry’s number-one selling sled.”

During the fourth quarter, the company repurchased 62,000 shares of its common stock, bringing the total shares repurchased in fiscal 2003 to 1.5 million. Since 1996, Arctic Cat has repurchased more than 8 million shares under four share repurchase authorizations. The company has approximately one million additional shares remaining under its current repurchase authorization.

Business Line Results

Sales of all-terrain vehicles (ATVs) grew 14 percent in the fourth quarter of 2003 to $82.7 million versus $72.6 million in the same period last year. For fiscal 2003, ATV sales rose 13 percent to $235.9 million.

“We are particularly pleased with the success of our Multi-Rack Platform (MRP) ATV, which was named the ‘ATV Product Innovation of the Year’ by ATV Magazine,” said Twomey. The MRP model enables users to adapt their ATVs to a wide range of applications by attaching up to 24 different, interchangeable accessories on the vehicle’s front and rear racks for work and recreation.

Since entering the ATV market in 1996, Arctic Cat’s ATV sales have rapidly grown to 41 percent of the company’s revenues, leveraging its year-round production capacity and large dealer network. By offering best-in class ATVs, Arctic Cat’s sales have continually outpaced the industry’s growth rate.

Snowmobile sales in the 2003 fourth quarter totaled $1.5 million versus $3.3 million in the prior-year quarter, due to increased sales incentives related to poor snow conditions across much of the Midwest. Arctic Cat’s full-year wholesale sales were down 5 percent to $245.2 million, performing better than the anticipated 7 to 10 percent decline. The company’s full-year retail snowmobile sales also fell by 5 percent, representing less than half of the industry’s retail sales decline, as the company gained market share.

Arctic Cat offers a complete line of snowmobile models including high performance, mountain, family sport, touring and utility. The company’s build-to-order method of manufacturing and emphasis on pre-season snowmobile sales enables Arctic Cat to minimize seasonal carryover inventory.

Sales of parts, garments, and accessories grew 16 percent to $27.2 million in the fourth quarter. For the full fiscal year, sales of parts, garments and accessories increased 3 percent to $92.0 million, due to increased sales of ATV-related parts and accessories.

Outlook

Arctic Cat anticipates 2004 first-quarter net sales for the period ending June 30, 2003, will be in the range of $70 million to $80 million, compared to $78.3 million for the same period last year. Net earnings for the quarter are estimated between breakeven to a loss of 6 cents per diluted share versus earnings of 8 cents per diluted share in the prior-year quarter. The first

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quarter’s results will be lower than last year’s first quarter due to fewer snowmobiles in the sales mix.

For the fiscal year ending March 31, 2004, Arctic Cat anticipates net sales will grow 3 to 5 percent and be in the range of $590 million to $602 million. Diluted earnings per share are estimated to be in the range of $1.39 to $1.41. Due to the seasonal nature of Arctic Cat’s snowmobile and ATV products, the company sells the majority of its products during its second and third fiscal quarters.

Conference Call

Arctic Cat will host a conference call to discuss the fourth-quarter and full-year results at 10:30 a.m. CT (11:30 a.m. ET) on Thursday, May 15. To access the replay, dial (402) 977-9140, conference ID #21143786. The replay will be available from noon CT on Thursday, May 15, until 5 p.m. CT on Friday, May 16. The conference call also will be Webcast.  To access this Webcast, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon. A replay of the Webcast will be archived on Arctic Cat’s Web site for 30 days following the call.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets snowmobiles and all-terrain vehicles (ATVs) under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arctic-cat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence.

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Arctic Cat Inc.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2003	2002

Net Sales	$111,370	$99,260
Cost of Goods Sold	94,032	82,921

Gross Profit	17,338	16,339

Selling, General And Administrative Expenses	20,209	19,658

Operating Loss	(2,871)	(3,319)

Other Income:
Interest Income	374	651

Loss Before Income Taxes	(2,497)	(2,668)
Income Tax Benefit	(799)	(854)

Net Loss	$(1,698)	$(1,814)

Net Loss Per Share
Basic	$(0.08)	$(0.08)
Diluted	$(0.08)	$(0.08)

Weighted Average Shares Outstanding
Basic	22,066	23,320
Diluted	22,066	23,320

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Arctic Cat Inc.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Years Ended March 31,
	2003			2002

Before Non- Recurring Items

Non- Recurring Items *

Reported

Reported

Net Sales	$573,070	$4,000	$577,070	$556,079
Cost of Goods Sold	448,266	—	448,266	433,297

Gross Profit	124,804	4,000	128,804	122,782

Selling, General And Administrative Expenses	83,161	1,000	84,161	83,228
Watercraft Exit Costs	—	(2,404)	(2,404)	—

Operating Profit	41,643	5,404	47,047	39,554

Other Income:
Interest Income	1,442	—	1,442	2,543

Earnings Before Income Taxes	43,085	5,404	48,489	42,097

Income Taxes	13,787	1,999	15,786	13,471

Net Earnings	29,298	3,405	32,703	28,626

Net Earnings Per Share
Basic	$1.31	$0.15	$1.46	$1.21
Diluted	$1.30	$0.15	$1.45	$1.20

Weighted Average Shares Outstanding
Basic	22,396	22,396	22,396	23,587
Diluted	22,615	22,615	22,615	23,925

*  Net reduction of accrual related to September 1999 exit from the personal watercraft business.

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Selected Balance Sheet Data:	3/31/2003	3/31/2002
Cash and Short-term Investments	$91,295	$102,040
Accounts Receivable, net	29,018	23,819
Inventories, net	71,723	61,552
Total Assets	278,291	268,595
Accounts Payable	35,865	27,788
Long-term Debt	0	0
Shareholders’ Equity	187,286	181,638

	Three Months Ended March 31,			Year Ended March 31,
Product Line Data:	2003	2002	Incr%	2003	2002	Incr%
Snowmobiles	$1,490	$3,335	-55%	$245,161	$258,438	-5%
All-terrain Vehicles	$82,699	$72,578	14%	$235,878	$207,870	13%
Parts, Garments & Accessories	$27,181	$23,347	16%	$92,031	$89,771	3%
Total Net Sales	$111,370	$99,260	12%	$573,070	$556,079	3%

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